EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors
Playwell International Limited

We consent to the use in this Registration Statement of Grand Toys International Limited on Form F-4 of our report dated April 2, 2004, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retroactive restatement of the 2001 and 2002 financial statements for the change in reporting entity and one paragraph which explains that Hong Kong GAAP and U.S. GAAP vary in certain significant respects), relating to the consolidated financial statements of Playwell International Limited for the period/years ended December 31, 2001, 2002 and 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu

July 2, 2004